Dealer Manager Agreement

Orion Securities Inc.
BCE Place
181 Bay Street, Suite 3100
Toronto, Ontario
M5J 2T3

Dear Sirs:

     Glamis Gold Ltd. (“the Offeror”) intends to make an offer dated January 7, 2005 (the “Offer”) for all the issued and outstanding common shares (the “Shares” and “Shareholder” means a holder of Share(s)) of Goldcorp Inc. (“Goldcorp”). The Offer will be made by sending an offer to purchase (the “Offer to Purchase”), the accompanying offering circular (the “Circular”), letter of acceptance and transmittal (the “LAT”) and Notice of guaranteed delivery (collectively, the “Offering Documentation”) by prepaid mail to all holders of record of Shares of Goldcorp resident in Canada. Concurrently therewith, the Offeror will file the Offering Documentation, together with such other documents as may be required to be filed under applicable legislation, with the securities regulatory authority in each of the Provinces of Canada (collectively, the “Canadian Authorities”). Any reference herein to the Offering Documentation shall be deemed to refer to and include the documents incorporated by reference therein (the “Incorporated Documents”), and any reference to any amendment or supplement to the Offer to Purchase and Circular shall be deemed to refer to and include any documents filed after the date of the Offer to Purchase and Circular with any securities regulatory authority and incorporated by reference in the Offer to Purchase and Circular.

     The Offeror hereby appoints Orion Securities Inc. to act as dealer manager (the “Dealer Manager” or “you”) in connection with the Offer and you agree to use your best efforts to form a group of brokers and dealers, including yourself, (the “Soliciting Dealers”), who are members of a stock exchange in Canada or of the Investment Dealers’ Association of Canada, to solicit acceptances of the Offer from holders of Shares in Canada, and elsewhere as permitted by applicable law. Neither the Dealer Manager nor any Soliciting Dealer will be required to perform services except where lawfully licensed or registered to do so, or pursuant to applicable exemption from licensing and registration under applicable law.

     You shall use and ensure that the Soliciting Dealers use their best efforts to cause solicitations for acceptances of the Offer and you are authorized to make reasonable recommendations as to acceptances of the Offer by publication or other appropriate communication; provided that each such publication or other appropriate communication is made in accordance with applicable securities laws and is approved in advance by the Offeror. You covenant that if you make a written recommendation to any Shareholder before expiry of the Offer, disclosure of the relationship between yourself as Dealer Manager and the Offeror will be included in such written material. You also covenant that each Soliciting Dealer shall comply with the foregoing.

     The Offeror hereby represents and warrants that it will commence the Offer as soon as practicable by publicly announcing its commencement and by distributing, mailing, or causing to be mailed on its behalf, copies of, where necessary, the Offering Documentation to the Shareholders for delivery, excluding the Incorporated Documents, to the beneficial Shareholders (the date of such announcement and of the commencement of such distribution, the “Commencement Date”).

     Subject to applicable securities laws, including the by-laws of the Investment Dealers Association, the Dealer Manager and any Soliciting Dealer shall be entitled to trade as agents for other parties in the securities of Goldcorp during the Offer and otherwise to advise their respective clients in accordance with their duties to such clients.

     The Offeror will provide you with such number of lists and cards setting forth the names and addresses of the holders of Shares at the date of sending the Offer and thereafter from time to time during the period that the Offer is open, updated versions of such lists and cards, as you may reasonably require. The Offeror will use its best efforts to arrange for Computershare Investor Services Inc. (the “Depositary”) to advise you as frequently as you may reasonably request as to the number of Shares and the names and addresses of the registered holders thereof, which have been deposited by holders. During the period of the Offer, the Offeror will advise you as frequently as you may reasonably request as to (a) the names and addresses of the Soliciting Dealers set forth in the LATs accompanying Shares deposited and (b) the number of Shares so deposited which is applicable to each Soliciting Dealer.

     You shall be under no liability to the Offeror for any act on the part of any Soliciting Dealer (other than yourself) and shall not be liable hereunder except for gross negligence or lack of good faith and for your obligations expressly assumed hereunder. In soliciting or obtaining acceptances of the Offer, no Soliciting Dealer is to be deemed to act as your agent or agent of the Offeror, nor are you, as Dealer Manager, to be deemed the agent of the Offeror or of any Soliciting Dealer.

     The Offeror has also appointed the Dealer Manager as its financial advisor in connection with the Offer. The Offeror acknowledges that the Dealer Manager has heretofor provided financial advice to the Offeror in connection with the Offer and that, in connection therewith, information concerning the business and affairs of Goldcorp was provided by the Offeror to the Dealer Manager.

Fees

     The Offeror agrees to pay directly to the Soliciting Dealers, including the Dealer Manager, a fee at the rate of US$0.06 for each Share deposited in proper form with the Depositary and taken up by the Offeror in accordance with the Offer, subject to, in each case, a minimum fee of US$50 and a maximum fee of US$1,500 with respect to each beneficial owner of Shares. Where Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror reserves the right to require any Soliciting Dealer to furnish evidence satisfactory to the Offeror, acting reasonably, of such beneficial ownership before making payment of such fees. Soliciting Dealers will not be entitled to a fee for Shares owned by them for their own account that are taken up under the Offer. In addition, no fees will be paid with respect to Shares taken up under the Offer that are owned by or on behalf of an employee, director or officer of the Offeror or an affiliate of the Offeror. The Offeror will make payments to the Soliciting Dealers as soon as practicable after acceptance of the Shares by the Offeror. In no event shall payment be made more than 20 days after the earliest date of payment for Shares under the Offer. Forthwith after payment to the Soliciting Dealers, the Offeror will provide to you a list setting forth the names of the recorded owners of Shares who have designated Soliciting Dealers as the Soliciting Dealer in the LAT and the designation and number of Shares as to which each such owner so designated such Soliciting Dealer.

     The Offeror shall be liable for the payment of all fees and expenses incurred by the Offeror relating to the Offer including, without limitation, all printing, filing, mailing, publishing, listing and filing fees and expenses associated with the Offer, all fees and expenses of the Depository and all fees, if any, payable to the Soliciting Dealers (including you) and banks and trust companies as reimbursement for their customary mailing and handling expenses incurred in forwarding the Offering Documentation to their customers. The Offeror shall also promptly reimburse you for your reasonable out-of-pocket expenses in preparing for and performing your functions as the Dealer Manager, including reasonable fees, costs and out-of-pocket expenses of your counsel for their representation of you in connection therewith. All payments to be made by the Offeror pursuant to this paragraph shall be made promptly against delivery to the Offeror of statements therefor. The Offeror shall be liable for the payments referred to herein whether or not the Offer or the transactions contemplated thereby are commenced, withdrawn, terminated or cancelled prior to the take up of any Shares or whether the Offeror or any of its subsidiaries or affiliates acquire any Shares pursuant to the Offer or whether you withdraw pursuant to the provisions hereof.

Conditions to the Obligations of the Dealer Manager

(a)	At all times from the Commencement Date to and on each date on which the Offeror exchanges its common shares for validly tendered Shares that they have accepted in accordance with the terms of the Offer (an “Exchange Date”), the Offeror’s representations and warranties contained herein shall be true and correct in all material respects and the Offeror shall have performed in all material respects all of the agreements contained in this Agreement and as set forth in the Offering Documentation theretofore required by it to have been performed. The Offeror acknowledges that our agreement to act, or to continue to act, as Dealer Manager at a time when we know or should know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, in a material respect shall be without prejudice to our right subsequently to cease so to act by reason of such untruth, incorrectness or nonperformance, as the case may be.

(b)	No cease trade order has been issued and no proceedings for that purpose are pending or, to the knowledge of the Offeror, threatened, by any securities regulatory authority and no injunction suspending the offer, issuance, delivery or exchange of the Offeror’s common shares pursuant to the Offer or the Transactions has been issued and no proceedings for that purpose are pending or, to the knowledge of the Offeror, have been threatened.

(c)	On the first Exchange Date, the Offeror will furnish to the Dealer Manager and Orion Securities (USA) Inc. (“Orion USA”) opinions of Neal, Gerber & Eisenberg LLP and Lang Michener LLP, special counsels to the Offeror, in form and substance satisfactory to the Dealer Manager and its counsel, acting reasonably, and addressed to the Dealer Manager and Orion USA.

(d)	On the first Exchange Date, the Offeror shall have furnished to the Dealer Manager certificates, signed by the President and the Chief Financial Officer of the Offeror, solely in their capacities as such, dated as of such Exchange Date, to the effect that the signatories of such certificates have carefully examined the Offering Documentation, any amendment or supplement to the Offering Documentation and this Agreement and that:

(i)	the representations and warranties of the Offeror in this Agreement are true and correct on and as of such Exchange Date with the same effect as if made on the Commencement Date, and the Offeror has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Exchange Date; and

(ii)	since the date of the most recent financial statements included in the Offering Documentation (exclusive of any amendment or supplement thereto), there has been no Material Adverse Effect on the Offeror, except as set forth in the Offering Documentation (exclusive of any amendment or supplement thereto).

(e)	The Offeror’s common shares to be issued to the Shareholders shall have been approved for listing on the New York Stock Exchange, subject to issuance, and approved for listing on the Toronto Stock Exchange, subject to filing the required documents.

(f)	Prior to the first Exchange Date, the Offeror shall have delivered to the Dealer Manager and its counsel such further information, certificates and documents as they may reasonably request related to the Offer or otherwise related to the matters contemplated hereby.

(g)	Subsequent to the Commencement Date and prior to the Exchange Date, the authorized capital of the Offeror shall have been amended to permit the issuance of the common shares of the Offeror to the Shareholders pursuant to the Offer.

     If (i) any of the conditions specified above shall not have been fulfilled in all material respects when and as provided in this Agreement, (ii) any of the representations and warranties set forth herein is untrue or is breached in any material respect or (iii) any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Dealer Manager and its counsel, this Agreement and all obligations of the Dealer Manager hereunder may be cancelled at, or at any time prior to, any Exchange Date by the Dealer Manager. Notice of such cancellation shall be given to the Offeror in writing or by telephone or fax, in either case confirmed in writing. After the first Exchange Date, the Dealer Manager may, in its sole discretion, cease soliciting activities.

     In the event of a non fulfilment of any of the conditions set forth herein, you may terminate all of your obligations hereunder. Any such termination shall be without liability on your part to the Offeror and shall be effective upon the delivery of notice thereof to the Offeror in writing, or by telecopy or telephone confirmed in writing, but any such cancellation by you shall not relieve the Offeror of its payment and/or indemnification obligations set out herein.

Covenants of the Offeror

     The Offeror agrees:

(a)	to make available to you by January 10, 2005 or as soon thereafter as possible, and thereafter from time to time to furnish to you, as many copies of the Offering Documentation (or of the Offering Documentation as varied or supplemented if the Offeror shall have made any variations or supplements thereto after the date of the Offer) as you may reasonably request;

(b)	to advise you promptly of any request by any regulatory authority for amendments to the Offering Documentation or for additional information with respect thereto and, if any regulatory authority should impose a cease trading order on the Shares, to make every reasonable effort to obtain the lifting or removal of such orders as soon as possible;

(c)	to advise you promptly in writing of the happening of any event known to the Offeror which would require the making of any change in the Offering Documentation or any notice of variation or change of the offer as thereafter delivered would not include an untrue statement of a material fact or omit to state a material fact necessary to make the statements, in the light of the circumstances under which they are made, not misleading, and to prepare and furnish to you such notices of variation or changes to such Offering Documentation as may be necessary to reflect any such change;

(d)	if any legal or statutory or regulatory proceedings shall be brought or instituted by or in respect of or against the Offeror or any of the directors, officers or principal beneficial shareholders thereof or any person acting or alleged to be acting in concert therewith by any person, company, securities commission, agency or regulatory authority or in case any securities commission, agency or regulatory authority shall investigate or review the business and affairs of the Offeror or any subsidiary or affiliate thereof or any person acting or alleged to be acting in concert therewith in relation to the Offer and any one of you (in your capacity as Dealer Manager and a Soliciting Dealer) or any one of your directors, officers or employees shall be requested to testify or be examined in connection therewith or be required or requested to respond or answer to procedures designed to discover or provide information regarding, or in connection with or by reason of professional services rendered or to be rendered by you to the Offeror hereunder or in connection herewith, you shall have the right to employ your own counsel in connection therewith and your reasonable costs, including your counsel fees, and out-of-pocket expenses incurred by you shall be paid by the Offeror as they are incurred; and

(e)	to pay as soon as practicable after the expiry of the Offer, and whether or not the Offeror acquires any Shares, all out-of-pocket expenses incurred by you in connection with your services as Dealer Manager (including, without limiting the foregoing, the reasonable fees and disbursements of your legal counsel) and all amounts payable hereunder.

Representations and Warranties

     In addition to the other representations and warranties made by the Offeror contained in this Agreement, the Offeror represents and warrants to the Dealer Manager, and agrees with the Dealer Manager, on each of the Commencement Date, the Exchange Date, the Expiration Date, and on the date of any amendment or variation to the Offering Documentation and during the period of the Offer (i.e., the period commencing on the Commencement Date through and including the Expiration Date), that:

(a)	The Offeror (i) is a corporation duly organized, validly existing and subsisting under the laws of British Columbia, Canada, (ii) has the requisite corporate power and authority to own, lease and operate its properties and conduct its business as described in the Offering Documentation, (iii) is duly qualified to transact business and is in good standing (with respect to the jurisdictions which recognize such concept) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not be reasonably likely to result in a material adverse effect on the business, properties, financial condition or results of operations of the Offeror and its subsidiaries taken as a whole (a “Material Adverse Effect”).

(b)	Each subsidiary of the Offeror is a corporation, partnership, limited liability Offeror or business trust duly incorporated or organized, validly existing and in good standing (to the extent the jurisdiction of its incorporation recognizes such concept) under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease and operate its properties and conduct its business as described in the Offering Documentation, except where the failure to be so organized or to have such power and authority would not be reasonably likely to result in a Material Adverse Effect; each such subsidiary is duly qualified to transact business and is in good standing (with respect to the jurisdictions which recognize such concept) in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to qualify or to be in good standing would not be reasonably likely to result in a Material Adverse Effect.

(c)	The Offeror has outstanding equity capitalization as set forth in the Offering Documentation (except for subsequent issuances, if any, pursuant to employee benefit plans or agreements or pursuant to the exercise of convertible securities or options); the capital of the Offeror conforms to the description thereof contained in the Offering Documentation; the outstanding Common Shares have been duly authorized and validly issued and are fully paid and non-assessable; and, except as set forth in the Offering Documentation and except for options issued pursuant to the Offeror’s stock option plans, no options, warrants or other rights to purchase, agreements or other obligations to issue, or rights to convert any obligations into or exchange any securities for, shares of capital stock of or ownership interests in the Offeror are outstanding.

(d)	At the completion of the Offer, the Offeror’s common shares being issued to the Shareholders will have been duly authorized, and, when delivered pursuant to the Offer, will have been validly issued, fully paid and non-assessable.

(e)	The execution, delivery and performance by the Offeror of this Agreement, the making and consummation of the Offer by the Offeror, the use of the Offering Documentation and the filing of the Offer to Purchase and Circular and any amendments or supplements thereto and the consummation by the Offeror of the transactions contemplated by this Agreement and in the Offering Documentation and compliance with the terms herein or therein (all of the foregoing, collectively, the “Transactions”), will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Offeror or any of its subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Offeror or any of its subsidiaries is a party or by which the Offeror or any of its subsidiaries is bound or to which any of the property or assets of the Offeror or any of its subsidiaries is subject, the conflict, breach or violation of which would reasonably be likely to result in a Material Adverse Effect, (ii) result in any violation of the provisions of the constating documents of the Offeror or any of its subsidiaries, or (iii) result in any violation of any United States and Canadian statute or any order, rule or regulation of any United States or Canadian court or governmental agency or body having jurisdiction over the Offeror or any of its subsidiaries or any of their properties, the violation of which would reasonably be likely to result in a Material Adverse Effect.

(f)	No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Offer and other Transactions, except such (i) as have been obtained, and (ii) such consents, approvals, authorizations, orders, registrations, filings and/or qualifications which, if not obtained, would not be reasonably likely to result in a Material Adverse Effect.

(g)	The consolidated financial statements and schedules of the Offeror and its consolidated subsidiaries included or incorporated by reference in the Offering Documentation present fairly in all material respects the financial condition, results of operations and cash flows of the Offeror as of the dates and for the periods indicated, comply as to form with applicable accounting requirements and have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein).

(h)	Other than as set forth in the Offering Documentation, (i) there are no legal or governmental proceedings pending to which the Offeror or any of its subsidiaries is a party or of which any property of the Offeror or any of its subsidiaries is the subject which if determined adversely to the Offeror or such subsidiary, would individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect or which would materially and adversely affect the consummation of the Offer or the other Transactions or the performance by the Offeror of its obligations hereunder or thereunder and (ii) to the Offeror’s knowledge no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(i)	No cease trade order suspending the issuance or sale of the Offeror’s common shares pursuant to the Offer has been issued and no proceedings for that purpose are pending or, to the knowledge of the Offeror, are contemplated. No other order and no injunction, restraining order or denial of any application for approval has been issued or proceedings, litigation or investigation initiated or, to the best knowledge of the Offeror, threatened with respect to the Offer by or before any governmental or regulatory agency, or any court.

(j)	The Offering Documentation, as then amended or supplemented: (i) complied and will comply as to form in all material respects with the applicable securities laws; and (ii) did not and will not contain any misrepresentation or any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading provided, however, that no representation or warranty is made with respect to the documents of Goldcorp incorporated by reference into the Offer to Purchase and Circular.

(k)	Since the date as of which information is given in the Offering Documentation, to the best of its knowledge, information and belief, no event had occurred with respect to the Offeror that is required by applicable securities laws to be described or disclosed in any amendment or supplement to the Offering Documentation that has not been so described or disclosed.

(l)	The execution and delivery of, and compliance with, this Agreement have been duly and validly authorized by all necessary corporate action of, and this Agreement has been duly executed and delivered by, the Offeror.

(m)	On or before the taking up and payment for Shares under the Offer, the authorized capital of the Offeror shall include an unlimited number of Common Shares, and all necessary corporate action shall have been taken to permit the issuance of Common Shares in payment for Shares so taken up.

     Any certificate signed by any officer of the Offeror and delivered to the Dealer Manager or counsel for the Dealer Manager in connection with the Offer shall be deemed a representation and warranty by the Offeror as to matters covered thereby to the Dealer Manager.

     The Expiration Date shall be the date upon which (i) the Offer expires prior to the completion thereof, (ii) the date upon which the Offeror withdraws, terminates or cancels the Offeror herein, (iii) the date upon which the Dealer Manager terminates its solicitation efforts in accordance with the provisions of this Agreement, and (iv) the date of completion of the Offer.

     The Dealer Manager hereby represents, warrants and agrees, as Dealer Manager, that its acceptance of this Agreement has been duly authorized, executed and delivered and, assuming due authorization, execution and delivery of this Agreement by the Offeror, this Agreement is a legal, valid and binding obligation of the Dealer Manager enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to creditors’ rights generally and general principles of equity. The Dealer Manager further represents, warrants and agrees, as Dealer Manager, that, except as otherwise provided herein, it will not disseminate to holders of Shares any written material for or in connection with the solicitation of tenders of Shares pursuant to the Offer other than the Offering Documentation.

     Notwithstanding any other term of this agreement, the Offeror shall not be required to purchase any Shares duly tendered and not withdrawn under the terms of the Offer if, at the time that all rights to deposit Shares have terminated pursuant to the Offer, any condition specified in the Offer has not been satisfied and the Offeror withdraws or abandons the Offer in accordance with provisions thereof and the Offeror may terminate this agreement if, at the time that all rights to deposit Shares have terminated pursuant to the Offer, any condition specified in the Offer has not been satisfied and the Offeror withdraws or abandons the Offer in accordance with the provisions thereof. Any such termination by the Offeror shall not relieve the Offeror of its obligations with respect to the payment of expenses and with respect to indemnification contained herein.

Indemnity and Contribution

     The Offeror agrees to indemnify and hold harmless you and each of your shareholders, directors, officers, employees, agents and subsidiaries and each of the Soliciting Dealers and each of its shareholders, directors, officers, employees, agents and subsidiaries (you and each such person being hereinafter called an “Indemnified Party”) against any and all claims, expenses, damages or liabilities, joint or several (including, but not limited to, all legal or other expenses reasonably incurred in connection with the investigation, preparation and defence of any litigation or proceeding whether or not resulting in any liability) to which an Indemnified Party may become subject under any statute, at common law or otherwise by virtue of the activities of such Indemnified Party in the performance of the duties of you and the other Soliciting Dealers hereunder; provided that nothing in this paragraph shall constitute an obligation to indemnify any Indemnified Party or to hold any Indemnified Party harmless for any claims, expenses, damages or liabilities arising out of a material breach of the obligations of you and any Soliciting Dealer contained herein, or the gross negligence or lack of good faith of, any Indemnified Party. The foregoing provisions of this paragraph shall be in addition to any other rights which you or any other Indemnified Party might otherwise have against the Offeror.

     If a claim is made against an Indemnified Party or upon the commencement of any proceedings in respect of which indemnity may be sought by an Indemnified Party, such Indemnified Party shall promptly give written notice of such claim or the commencement of such proceedings to the Offeror. In case such notice of any such claim or commencement of proceedings shall be given, the Offeror shall be entitled to participate in the investigation of any claim or in any such proceedings at its own expense or, if the Offeror elects, to assume responsibility for such claim or proceedings. In the latter event, such investigation of the claim or proceedings shall be conducted by counsel chosen by the Offeror and reasonably satisfactory to each Indemnified Party, and each Indemnified Party shall bear the fees and expenses of any additional counsel retained by it (unless both the Offeror and such Indemnified Party are named parties to any such proceedings and such Indemnified Party shall have been advised by its counsel that there may be one or more legal defences available to it which are different from or additional to those available to the Offeror). If the Offeror does not elect to assume the responsibility for such proceedings, the reasonable fees and expenses of any counsel retained by each Indemnified Party shall be reimbursed to such Indemnified Party by the Offeror. Notwithstanding the foregoing provisions of this paragraph, the Offeror will not be responsible for legal or other expenses incurred by an Indemnified Party in connection with the investigation, preparation or defence of any litigation or proceedings if such Indemnified Party is not entitled to indemnity hereunder.

     If the indemnity provided for herein is not permitted by applicable law or is otherwise unavailable in accordance with its terms for any reason or is insufficient to hold any Indemnified Party harmless (unless the indemnity is being claimed by an Indemnified Party in respect of any loss, claim, damage, liability or action arising out of that a court of competent jurisdiction has determined was primarily caused by the gross negligence or lack of good faith or breach of any material provisions of this agreement by, such Indemnified Party), the Offeror shall contribute to the amount paid or payable by the Indemnified Party in such proportion as is appropriate to reflect the relative benefits received by the Offeror on the one hand and the Indemnified Party on the other hand, as well as the relative fault of the Offeror on the one hand and the Indemnified Party on the other, and any other relevant equitable considerations.

     The relative fault shall be determined by reference to, among other things, whether the matter that resulted in any claim or liability related to information supplied by or steps or actions taken or undertaken by the Offeror or to information supplied by or steps or actions taken or undertaken by an Indemnified Party and the relative intent, knowledge, access to information and opportunity to correct or prevent the matter for which the Indemnified Party is entitled to indemnity or contribution hereunder. The parties hereto acknowledge and agree that it would not be just and equitable if contribution pursuant to this provision were determined by any method of allocation that does not take into account the equitable considerations referred to above. The amount paid or payable by the Indemnified Parties shall be deemed to include any legal or other expenses reasonably incurred by an Indemnified Party, and any amount reasonably paid in settlement of any claim or liability in respect of which the Offeror has consented. In any event, the Offeror shall contribute to any amounts paid or payable by the Indemnified Party in excess of, and the Indemnified Party shall not be required to pay any amount, whether by contribution or otherwise, in excess of, the fees then earned and paid to any such person hereunder less any amounts paid, whether by contribution or otherwise, by Orion USA pursuant to section 10 of the Dealer Manager Agreement dated the date hereof between the Offeror and Orion USA (the “US Dealer Manager Agreement”).

     You covenant that, in soliciting tenders, you will comply with all applicable securities law and corporate proxy solicitation laws in the jurisdictions in which you may solicit tenders of Shares and, without limitation, you will not misrepresent in any way the Offer or any of the information contained in the Offering Documentation and that you will obtain a similar covenant from each of the other Soliciting Dealers.

     The representations, warranties and agreements of the Offeror herein and the indemnity agreements contained herein shall be for the benefit of both you and each of the other Soliciting Dealers and shall remain operative and in full force and effect regardless of any investigation made by you or on your behalf and shall survive the expiry of the Offer.

     Any communication or notice provided for hereunder shall be in writing and mailed or sent by facsimile transmission or delivered to the applicable party at the addresses indicated below:

     To the Dealer Manager: BCE Place, 181 Bay Street, Suite 3100, Toronto, Ontario M5J 2T3, to the attention of Mr. Doug Bell (fax no. (416) 848-3699)

     To the Offeror: 5190 Neil Road, Suite 310, Reno, Nevada, 89502, to the attention of Mr. Charles A. Jeannnes (fax no. (775) 827-6992) ,

or as to each party at such other address as may be designated by such party in a written notice complying as to delivery with the terms of this paragraph.

     You and each Soliciting Dealer shall act as independent contractors and nothing herein contained shall constitute you or such other Soliciting Dealers as agents of the Offeror or constitute the Soliciting Dealers or any of them as your agents, in connection with the solicitation of acceptances pursuant to the Offer. You shall not be under any liability whatsoever, directly or indirectly, to the Offeror for any act or omission by any Soliciting Dealer of any nature or kind.

     This agreement shall enure solely to the benefit of each of you, the Soliciting Dealers, the shareholders, officers, directors, employees, agents and subsidiaries of any of the forgoing and the Offeror, and their respective heirs, executors, administrators or other legal representatives, successors and assigns, and no other persons shall acquire or have any right under or by virtue of this agreement. This agreement shall be binding upon each of you, the Offeror and our respective successors and assigns.

     In the event that any provision of this agreement shall be determined to be invalid or unenforceable in any respect, such determination shall not affect such provision in any other respect or the validity or enforceability of any other provision in this agreement.

     This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

     The covenants and agreements of the parties herein contained shall survive the execution of this Agreement, completion of the Dealer Manager’s services hereunder and any purchase by the Offeror of the Shares under the Offer and shall continue in full force and effect.

     This agreement or any document delivered pursuant hereto may be executed in any number of counterparts and by different parties hereto or thereto in separate documents, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

     This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. None of the parties hereto shall be bound or charged with any oral or written agreements, representations, warranties, statements or understandings not specifically set forth in this Agreement or in the documents and instruments to be delivered pursuant to this Agreement. This Agreement may be amended or modified in any respect only by written instrument executed by the parties hereto.

     Kindly indicate your willingness to form, manage and participate in the Soliciting Dealer group in the manner described above and your acceptance of the foregoing provisions by signing and returning to us the enclosed two duplicate copies of this letter, which will thereupon constitute an agreement among us as of January 7, 2005.

Yours very truly, GLAMIS GOLD INC.
By:	/s/ Charles A. Jeannes
Charles A. Jeannes

Accepted as of the date first above written.

ORION SECURITIES INC.

By:	/s/ Doug Bell Doug Bell